Corel Corporation

Strategy Update

December 5, 2001

Start Time: 4:15 p.m.

Operator: All participants, please stand by, your meeting is ready to begin. Good afternoon ladies and gentlemen. Welcome to the Corel Corporation Strategy Update conference call. I would now like to turn the meeting over to Mr. John Hladkowicz, Director of Investor Relations. Mr. Hladkowicz please go ahead.

John Hladkowicz: Good afternoon everyone and thank-you for joining us. My name is John Hladkowicz, Corel's Director of Investor Relations. I want to apologize for the delay. Apparently the conference center experienced a crash with their router system.

As we had indicated in yesterday's release, today we will be providing an update to our strategy for fiscal 2002. The press release accompanying this presentation should be distributed over the wire services at this time. As well, the press release should now be available on Corel's website at www.corel.com/investor. For those of you who are participating by phone, as well as accessing the webcast, I would like to remind you that you will experience a slight delay in the web broadcast as the audio is synched up with the slides.

Here to discuss the company's strategy update for fiscal 2002 are Mr. Derek Burney, Corel's President and Chief Executive Officer and Mr. John Blaine, Chief Financial Officer and Executive Vice President, Finance. Following the presentation, we will open the call to your questions.

Before we begin, I would like to note that the comments we will be making contain forward-looking statements involving expectations about future financial results and other matters. These statements reflect management's current forecast of certain aspects of the company's future business. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results of operation to differ materially from historical results or current expectations. The words plan, expect, believe, intend, anticipate, forecast, target, estimate and similar expressions identify forward-looking statements. Risk factors include shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Please refer to Corel's most recent reports filed with the Securities and Exchange Commission for a more complete discussion of the other risks and uncertainties. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the company's outlook at any other point in time. The company does not undertake to update or review these forward-looking statements.

I would now like to introduce Corel's President and CEO, Derek Burney. Derek?

Derek Burney: Good afternoon everyone and thank-you for joining us. I'm excited to be giving this information today and I just want to start with the agenda. First, I'm going to cover the foundation, essentially a bit of history on the company and where we've come from for the past year. And then I'm going to give a strategic overview, followed by some more details on the growth strategy that we're going to be talking about today. And then I'm going to ask our CFO, John Blaine, to give some specific guidance for the upcoming year and then we'll wrap things up and have some questions, which I'm very much looking forward to.

So, in terms of the overview, back in January 23rd of 2001, Corel made some promises. In particular, we said that we would return to profitability by Q3. We said that we would divest our Linux Division and we introduced a three-horizon strategy. Horizon one, which was sort of the three to twelve month time frame was to capitalize on immediate opportunities. Essentially, to release our products on time and to have our customers upgrade. As well, we talked about having the summer of the Mac, where we intended to release many applications on the new OS X platform. The horizon two strategy, in the one to two year time frame was to invest for future revenues, in particular with respect to the web and XML technologies. And finally the horizon three initiative was to develop for future needs, paying careful attention to the wireless market and of course the .net platform.

So those were the promises that we made back in January and now we can talk about the accomplishments. We have released our products on time. We've had an incredibly successful launch of the procreate line, which is geared primarily towards the professional creative artists, whose platform of choice is the Mac. And that was something that we're particularly proud of. We also made two acquisitions, Micrografx and SoftQuad. We did in fact license the Linux desktop OS to Xandros. And we have our expenses under control to the point where we've had three consecutive profitable and operating cash flow positive quarters. Obviously this is two quarters ahead of schedule.

So the net result being that we have delivered on all the promises. In fact Corel has delivered on its promises, put its financial house in order and we've also conducted extensive research, now in this case I'm talking about research in the technology areas that we're exploring, but also with the customer research. We've done an incredible amount of research to see who the customers are, who the perspective customers are and what their needs are as we develop our growth strategy. Speaking of that, we have now developed this exciting plan for growth and that's what we're here to talk about today.

Before I get to that though, I just want to provide a bit more details in terms of how we've managed to keep our expenses under control. In the bar graph that you see, it's an illustration of just how much has changed in the one year, where we've saved an incredible amount of money in terms of the expenses in the company, almost 70 million dollars in just the nine month time frame. The cost realignment was across the board, as you can see on the presentation here. The cost reductions took place over all segments of the business, and in particular there was some strategic changes to the organization that we made to enable us to cut these expenses without dramatically affecting either the revenue or the bottom line except of course in the positive direction. In particular we made changes to how the products were manufactured, how they were ordered. We made changes to the number of product releases that we had, which enabled us to save money in terms of marketing expenses. So instead of having 40 sku's of one product, we reduced it to 4, keeping only the profitable ones. This has resulted in a decrease in expenses and at the same time a positive gain on the bottom line.

Speaking of the bottom line, we can see that we have in fact had three profitable quarters in a row. And in fact, if we look at the nine months totals, we see a difference of almost 50 million dollars. And just to put those numbers in context, in that time period, the entire revenue base was just around 110 million. So it's a substantial progress we've made in terms of both the expenses and the bottom line.

On the balance sheet, we've also made significant progress. Obviously with the infusion of cash we received from Microsoft a year ago as part of a strategic direction for the company, we have seen an increase in our cash. But the good news is, that although it's been a year since we've received the cash, it's done nothing but gone up.

Our accounts receivable have gone down, partly as a result of the strategy that we've employed as well as what the distributors themselves are doing. And at the same time, we've dramatically reduced the level of inventory that we're carrying. The point in this slide is to illustrate primarily that the changes that we've been making since John Blaine joined the organization and we've embarked on that strategy that we announced a year ago, those changes have affected all areas of the business and in every case the results have been positive.

So, in terms of preparing for growth for the year 2002, we are launching that growth plan on the foundation of having our expenses under control and now it's time for us to focus on revenue growth. We do recognize that the growth for the company is critical and that's why we're pleased today to be talking about that strategy and it's one where we invest for the future.

So, what does the future hold? Well, it's all about information exchange. Some terminology that we use to describe the concept where our customers create content, and when I say content, that can be data, that can be information, it can be the graphics content that people create using CorelDRAW, it could be spreadsheets. Essentially all the Corel products that we have enable our customers to create some type of content. Now why do they create that content? It's to show it to other people or to exchange that information, it needs to be seen or shared. And that doesn't matter whether it's a graphic or a letter or a spreadsheet. The idea is for them to pass that content around and have it exposed to as many people as possible.

Now, the plan for us and for our future is in recognizing the desire of the customers to share and exchange their data with each other. We want to give them the power to do that as easily as possible through as many devices as possible. At the moment, the primary form of output for all of our products is in fact paper. And through the years we added web functionality with published to PDF and export to HTML and so on. But where we want to move is to actually convert the data, to transform that data so that it appears properly on a variety of devices. Whether it's the Palm Pilot or Handspring or RIMM Devices or cell phones, just an incredible variety and array of devices that the data is actually transformed to belong perfectly with.

So that's the whole concept behind the overall industry change towards information exchange and Corel's role in that. So, the idea is that the customers create the content once and then have it deployed to as many devices as possible. There are an incredible number of values associated with creating content once. Most notably, if you've created the content once and then have it deployed across a number of devices, it dramatically reduces the opportunity for error. As opposed to the more conventional method, if you create the content and then re-create it for each device, now you have multiple copies of the data around and some edits to certain copies would cause a disruption in the data itself.

Also, when these documents or content is created dynamically, then by definition they're always up to date. So, for example, in the graphics space, if there was a graphic generated from data in a database, the fact that it's generated dynamically means that it is always in direct relation to the data from which the graphic came from. So there are a whole bunch of reasons why creating the content once and having it deployed across devices in an automated fashion is a bonus. And that's why the whole industry is moving in this direction and we're actually re-tooling our organization to take advantage of that opportunity as well.

To do that, we have a three-point initiative. This is the evolution of our three horizon's strategy. Obviously we've completed the first horizon and now we're into horizon two and three of the strategy that we announced back in January. And the way to look at that phase of it right now is through this three-point initiative. The first point is to segment the market. The idea there is to focus on the customer. And this is an overarching solution to our strategy, which is essentially we're putting the customer's first. And rather than having our applications sell to the entire world, we've identified six segments and we will have specific products in each of those segments, as well as a specific marketing program, specific pricing and specific sales structures to accommodate that. And of course the idea is then to develop customized product offerings for each of those customer bases to address an expanded work flow so we can be part of their day-to-day work in a bigger way.

The second point is to capture new markets. The information exchange discussion I just had is creating an incredible opportunity for us and those are new markets that we absolutely intend on capturing. We do, in fact, have all the technology now at our disposal to be able to create the solutions that meet the customer's information exchange requirements.

The third point in the initiative is to develop the emerging markets. As the new markets become developed then there are some newer technologies that come down the pipe, like the dynamic graphics and technologies like that that we've capitalized on and the customers need to see the future in the products.

So in terms of the market segment, we have identified six customer segments, Prosumer, Technical Illustration, Professional Graphics, Content Solutions, Business/Government/and Legal, and EPM. Now, it's convenient to look at these as product groups, but they're not. They're actual customer segments and the reason why they are illustrated in this way was sort of the bubble concept is to show that there is a significant amount of overlap in these segments. So, while they do have specific requirements, there is a connection that most of them have with each other. And this is important because this is what enables Corel to maintain the focus that we exhibited a year ago, which is what caused us to be profitable in the first place. So, this element for focus and the fact that these customer segments have some overlap is key moving forward. And I'll be talking about these segments shortly.

In terms of the branding of these segments, we have identified several new brand opportunities for the company. And I'll just take a couple of examples here, in the case of the Professional Graphics or the Pro Graphics segment, the Corel brand wasn't particularly well-suited for that market because the match customer base and the professionals who use those products weren't looking to Corel to provide them with the solutions that they were expecting. As a result, we've created a new brand called procreate and we launched that not too long ago to a great fan fair and was an incredible, successful launch. But as part of this slide, you see that we have a segment definition and brand values for each of the segments, and this gets back to the point I made earlier about the research that we were doing both in terms of the technology and the customer base. And you see that for each segment we have it clearly defined with values associated to each of the brands, whether it's the WordPerfect brand, procreate, Corel, SoftQuad, or iGrafx. And I'll be talking a bit more about these segments.

We have typical target customers in each one of those segments and one of the encouraging things from the point of view of looking at the bigger picture is that many of those target customers appear more than once. And this is what enables us to treat, although the six segments would be largely independent, it allows us to take advantage of the fact that we do have all six and we can relate to these customers in a much broader sense.

In terms of the applications that we have in each of the segments, if you look at the procreate segment, for example, we see that the Painter, KPT and KnockOut products have a new box design and a look of belonging to the same family. This is part of the branding exercise that we're going through to properly address each of those segments and this is in fact a work in progress, each one of these segments is being worked on as we speak.

We are a global company, and one of the significant changes that we've made to the organization is creating an EMEA, or a European operation that has its own set of responsibilities. As such, we have independent marketing people in all the regions so that we can treat the world as uniquely as we can in terms of the attributes and the requirements for each of the regions. This will enable us to develop products and marketing opportunities specific to the regions and offer a more global solution.

So to review the market segments again, we have the Prosumer market, in which CorelDRAW resides. The Business, Government and Legal segment is occupied with the WordPerfect suite of products. The Professional Graphics market has the new brand procreate. And one way to look at procreate, if anybody is confused, is that it's compared to something like the Lexus, Toyota, or Acura to Honda model where procreate represents the premium brand of applications to Corel.

The three new market segments, Content Solution, Technical Illustration, and EPM - Enterprise Process Management segments, offer some incredible growth opportunities for the company. The Content Solutions contains the XMetaL product that was acquired through the SoftQuad transaction, and it also contains some other solutions that I'll talk about briefly right now. The newspaper industry, as an example, currently publishes newspapers on print and they, in most cases, they have a web version of the newspaper. Unfortunately, the web side of things doesn't generate an incredible amount of revenue, but there's a lot of costs associated with it, due to the amount of work necessary to create the website from the content that they were using for the printed paper. There is no good all-in-one solution right now that enables the newspaper companies to produce the printed output and simultaneously create the website at the push of a button. And that is specifically what the solutions will be working on over the next few months are going to do. It enables these companies to produce their paper documents and then at the same time, press a button and generate the website.

It's important to note though, that this is utilizing technology that is current at Corel's disposal as a result of the acquisition. So really in terms of providing these solutions, the technology is in place, we have to stitch them together to customize them for the specific verticals, but then we have huge growth opportunities with technology that we already own.

Another opportunity in the Content Solutions space, which has huge potential for us is in the e-catalogue side of things. If you take a typical store that has a catalogue business and also a website, using the Corel new technology, we will enable them to publish their printed catalogues and generate their website at the same time, keeping both of them in synch. This results in high revenue opportunities for them because the ability to keep the paper catalogue and the web catalogue in synch is critical to maintain the customer value.

On the Technical Illustration side, apart from having Technical Illustration products specific to that market, such as the Micrografx Designer product, which will be soon coming out under the Corel name. We also have the concept of dynamic graphics, which is essentially the concept of creating graphics from a data source so that we have the dynamic nature of the graphics, such that they are created on the fly and always are completely in synch with the data. Of course, the fact that they are created dynamically and generated on the fly means that they can also appear on multiple devices because for each of the devices they can be generated specific to those devices. I will be speaking a little bit in more detail on those two market segments shortly.

> The last one on the list is the Enterprise Process Management space and there are two huge opportunities there, Six Sigma as well as the ISO 9000:2000 product. And in that sense, it gives us an opportunity to target these specific segments with products that meet their needs. Now, one thing that all of these three markets have in common is the fact that they are enterprised customers. And as a result, we are developing our sales force in an enterprise fashion and Micrografx and SoftQuad's enterprise sales force are enabling us to hit the ground running in that area.

In terms of the segment size and the expected growth rate, this is an example of what we expect the growth to be in individual segments and we can see readily that some segments are growing much quicker. We expect them to grow much quicker than others. And we intend to run these businesses in such a way that takes advantage of their individual growth rates.

So, in terms of the level of investment, we now have each of these six segments and a different amount of investment is required for each one and is directly tied to the amount of growth that we expect from them. So in particular, the Technical Illustration and Content Solution market segments have the highest growth opportunity and as a result they will have the highest level of investment.

Similarly, each segment has a different business approach. Some of the segments are being run as profit engines and managed appropriately, while others are being invested for the growth. And this slide shows that the ones in red, Business/Government/Legal, EPM, Prosumer and to some extent the Professional Graphics segment will be run for profitability and growth wire, as the other ones, Technical Illustration, Content Solutions and in some areas Professional Graphics will be run in terms of generating high growth.

One example of an XML content solution is a financial analyst report. We see that typical report contains graphics, spreadsheets, databases, web images and word processing content, so there really isn't any such thing as purely a graphics document or purely a text document. It's really an amalgamation of all of these technologies. And at the moment, through publish to PDF or export to HTML these documents can in fact appear on the web, but because they are currently not necessarily in XML format, then they aren't optimized for each of these media. So, for example, in XML format, for it to be on the web that enables the user to interact more readily with the data. It also makes it possible for that same document to appear on a PDA or on cell phones or a variety of devices without the author of this document having to understand the intricate technologies associated with the display capabilities of any of these devices.

Over on the graphics side, we have a similar concept where data is obtained from a database and then actions through templates and logic can be applied through that data resulting in an interactive graphic. Now this is a two-way solution in the sense that once that graphic is created, the user can then interact with the graphic, which then goes back and modifies the data. So this is an example of the future that we see on the Technical Illustrations space because it enables the technical illustrators to do their design documents, have them show up as an interactive graphic and then they can be reused through a variety of arenas like the marketing people and so on in the same division.

In terms of the technology required for all of these solutions to come to pass, we've obviously seen some examples that show the need for word processors, spreadsheets, graphics, photo imaging, database, page layout and web publishing. A huge variety of technology is required. And while there are many companies that dabble in some ways in each of these technologies, only Corel has the complete suite of technologies available that are in fact required to have the full complement of solutions.

And so there are a variety of applications that can be created using this type of technology. We can create graphics that will sit on top of an HR database to enable customers to utilize a package that can modify their amount of vacation time they have left. And in that case, that would be an example of how graphics are displaying the data from a database and then with the user interacting with the graphics they can modify the actual data. And that's that two-way dynamic graphics conversation we talked about.

There are several other applications that we can create using this technology and we will be developing them as the months roll on. And in particular I want to mention that we will be having white papers and demos of these products available in the coming weeks so that you can have a look at them and have a better idea of the kinds of customers we'll be addressing and the kind of problems that we'll be solving.

Now, in terms of looking at the strategy for the company, we've talked about the fact that we've had three profitable quarters in a row. And we're really pleased by that because it was done through some pretty tough economic times. But at the end of the day, the revenue wasn't growing and we recognize the critical need to grow the revenue in the company. So some of these huge opportunities that we've talked about, like the cross-media publishing, the Technical Illustration, the ability for the newspapers to generate a web version of their newspaper on the fly, all of these things take a certain amount of investment.

So I look at the story of the rock in the shoe as a bit of an analogy. If we're running a race, we're running at optimal speed, but there's a rock in the shoe, which means that we can only run at about 80%. And so now we're left in a quandary where we continue the race with the rock in our shoe and maintaining just minor amounts of profitability, moving along without growing the revenue. Or do we stop and take the shoe out. And as you'll see, we've opted to take the rock out of the shoe.

The status quo that we've experienced over the last three quarters has been, that the revenue has been just slightly above the expenses. And through our ability to manage our expenses appropriately, we have been able to generate modest profit quarter after quarter. But at the same time, that comes at a cost. That's leaving the rock in the shoe and in a nutshell that means that the revenue doesn't grow because of that diligence of maintaining profitability and holding our line on expenses. Instead, we have opted to take the rock out of the shoe, and as a result we expect the revenue to grow substantially. It does come at a price because a lot of these initiatives that we've embarked on require up-front investment. So there will be a short-term effect on profitability, but overall, we are investing for growth and we expect the company to grow dramatically in the next coming years.

Now I'd like to turn the call over to John Blaine, who can put some numbers behind these graphs.

John Blaine: Thanks Derek and good afternoon everyone. When we released our Q3 results at the end of September, we were very pleased to be reporting a third consecutive quarterly profit in undeniably difficult economic conditions. Because of continuing very unpredictable economic conditions and the uncertain timing of the closing of our Micrografx and SoftQuad acquisitions, we had not provided any forward-looking guidance then or since that time.

Although we continue to work on the SoftQuad acquisition, and the economic climate remains somewhat unclear, we feel it's time to provide some guidance for the upcoming year. Last Friday, November 30th, 2001 marked the end of our Q4 and fiscal 2001. Because we had not had the necessary time to distill the data for that quarter, we will not be discussing those results during this presentation. The official release date for Q4 results is currently scheduled for the week of January 28th, 2002. Today we are focused on fiscal 2002.

Earlier Derek reviewed our accomplishments in 2001. In a relatively short time frame, we have gotten our financial house in order. With a clean balance sheet, including a healthy cash position, we are now positioned to move into the next phase of our growth strategy. In fact, we have been working on this next phase while we implemented phase one. As Derek alluded to earlier, Corel has been developing a segmentation strategy, conducting extensive customer research and fine-tuning a strategic plan to attack high-growth emerging markets. As Derek also mentioned, we are cognizant of the fact that a certain amount of investment is required for us to establish leadership positions in those enterprise markets. With that in mind, I will now provide guidance on our expected results for the upcoming fiscal year.

The company expects revenues to increase next year to between 170 and 180 million dollars. Quarterly revenue targets for fiscal 2002 are as follows: for Q1 2002, the company is targeting a revenue increase of between 20 and 29% over Q1 2001. Revenue for Q2 2002 is expected to be flat to an increase of around 6% for the same quarter last year. Q3 2002 revenue is expected to increase 32 to 38% over Q3 2001. Because we do not have a revenue figure for Q4 this year, we will provide a comparison to Q3 2002. We are targeting a sequential increase of 9 to 18% in Q4 2002.

As a percentage of revenue, the company expects that the product lines will contribute the following: creative products 63%, business applications 20%, EPM 11%, SoftQuad 5% and other revenues 1%. As you can see, creative products continues to grow in importance relative to the other segments.

Creative products revenue for fiscal year 2002 is expected to follow the same pattern of overall revenues, experiencing a slight decline in Q2, followed by a sequential increase in both Q3 and Q4 of next year.

Business application products revenues for 2002 is expected to decline throughout the year with the sharpest decrease in the fourth quarter.

EPM business is expected to follow the same pattern as the creative products.

Although we have not yet closed the SoftQuad acquisition, we are targeting approximately $2 million per quarter from SoftQuad products in fiscal 2002.

At this point, I'll provide some guidance on expenses for 2002. Please keep in mind these estimates exclude any amortization of Micrografx and SoftQuad acquisition costs, but they do include incremental spending to accelerate our entry into the segments we have spoken about today.

We expect gross margins to be in the high 70 to low 80% range on a go forward basis. Because a significant component of our cost of sales line is fixed, we expect to see gross margin increase in the second half of fiscal 2002, commence rate with targeted revenues.

Operating expenses for fiscal 2002 are expected to be 53 to 56% higher than fiscal 2001. As Derek indicated, this plan to increase in strategic investments is integral to supporting our entry into high-growth markets and the opportunity for significant growth over the long term.

Total incremental spending is approximately $2 million, $4 million, $8 million and $11 million in the next four quarters respectively. The increase will be observed primarily in the advertising or marketing line with increases in the SGNA and R&D lines also.

The marketing and R&D spent is expected to increase each quarter as we build the products and branding necessary to compete in these high-growth markets.

Expense targets as a percentage of revenues are as follows. Cost of sales is expected to be 18 to 20% in each of the four quarters. Research and development is expected to be between 20 and 25% in each of the quarters. Depreciation and amortization, other than included in cost of sales is expected to be 3 to 5% of revenues. Marketing and advertising is expected to be 18 to 21% of revenues in Q1, 21 to 23% in Q2, 24 to 26% in Q3, and 27 to 30% of revenues in Q4. SGNA expenses are expected to be 46 to 49% of revenues in each of Q1 and Q2, 44 to 46% of revenues in Q3, and 38 to 41% of revenues in Q4.

The company is targeting other income of approximately 4 million dollars over the course of the next year at an average share count of approximately 116 million shares outstanding. All of these targets yield a targeted loss per share of 4 to 6 cents in Q1, 8 to 10 cents in Q2, 6 to 7 cents in Q3, and 2 to 4 cents in Q4. Depreciation and amortization will be approximately 16 million dollars spread evenly over the quarters.

As I mentioned, the total so-called additional investment spending is approximately 25 million dollars. Therefore on a net basis, over the next year, we expect to use approximately 10 to 15 million dollars of our cash, which is a small percentage of our currently available cash.

Again, this outlook will be updated when the company reports its fourth quarter and fiscal year-end results for 2001, currently scheduled for release during the week of January 28th.

At this time, I would also like to update you on our acquisition of SoftQuad Software Limited. We are awaiting regulatory approval of the required filings and now expect the acquisition to close within our first fiscal quarter of 2002, which ends February 28th, 2002. Representatives from both Corel and SoftQuad continue to work on the details of a comprehensive plan outlining how best to integrate the two companies. Details of the integration plan will be announced following the closing of the deal.

Derek Burney: Thanks John. As you can see, we have demonstrated our ability to deliver on the promises and we are now positioning the company for growth. We have divided the market into six segments, three of which are profit engines and three are growth engines. And XML Content Solutions, Technical Illustration segments show incredible potential.

I'm really excited about these opportunities because I do feel that they are high-growth opportunities for the company. And I'm very much looking forward to putting the white papers and having the demos available so you can have a clear understanding of where we want to go and why we see such huge, huge potential for the company.

I'd like to close off with a message, which is that with our financial house in order, healthy cash reserves and a well defined strategic plan, Corel is prepared to enter a new phase of growth. Our future business will capitalize on the company's technology assets, both organic and acquired as we invest to capture high growth emerging markets and establish ourselves as a leading provider of enterprise solutions in the areas of Technical Illustration, EPM and XML Content Solutions. Thank-you.

John Hladkowicz: At this time I'd like to thank everyone for joining us on today's teleconference and webcast. A replay of the webcast will be available at Corel's Investor Relations website at www.corel.com/investor beginning approximately one hour from now. Thank-you everyone.